Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 22, 2023 (except for Note 17, as to which the date is January 26, 2024), in the Registration Statement (Form S-1 No. 333-276046) and related Prospectus of Fractyl Health, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 28, 2024